Generac Reports Third Quarter 2010 Earnings
Company delivers year-over-year net sales growth, together with net income growth and continued strong cash flow generation

WAUKESHA, WISCONSIN, (November 4, 2010) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of backup power generation products, today reported financial results for its third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Net sales increased year-over-year by 11.4% to $160.7 million as compared to $144.3 million in the third quarter of 2009.
•
Net income increased year-over-year by 60.6% to $23.0 million as compared to $14.3 million for the third quarter of 2009; Adjusted net income increased 35.3% to $36.7 million from $27.1 million in the third quarter of 2009.

•	Net cash provided by operating activities improved 50.0% year-over-year, from $24.3 million to $36.5 million during the third quarter 2010.
•	Diluted net income per common share was $0.34 per share; Adjusted diluted net income per common share was $0.55 per share.
•	The Company successfully launched its new economy home standby product, CorePowerTM Series, establishing a new lower opening price for the category.

“Despite the difficult operating environment which persisted throughout the third quarter of 2010, we achieved a double digit year-over-year increase in net sales, driven by increased sales for both our residential and industrial products.  Although we have not had the benefit of major outage activity this summer, improved industrial market conditions and our ability to expand distribution and create awareness for our residential products have helped us drive strong revenue growth in our business.” said Aaron Jagdfeld, President and Chief Executive Officer of Generac.

Residential product sales of $101.0 million increased 12.6% in the third quarter 2010 from $89.7 million in the third quarter last year.  This year-over-year increase was driven primarily by our marketing programs for home standby generators, continued expansion of our residential products distribution network, and a shift towards in-season buying.

Industrial and commercial product sales of $49.6 million in the third quarter increased 7.6% from $46.0 million for the comparable period in 2009.  This increase was driven by an improvement in our focused end markets and expansion of our distribution.

The Company has also announced the following strategic initiatives designed to improve Generac’s long-term growth profile:

•
In October 2010, the Company announced it had reached a licensing agreement with Honeywell to be the exclusive licensee of Honeywell branded standby and portable generators. By leveraging Generac's product offering and support network, the Honeywell brand will provide incremental access to underpenetrated channels for the Company including security and HVAC.

•
At the recent 2011 Green Industry and Equipment (GIE) Expo in Louisville, KY, the Company announced plans to re-enter the market for residential and contractor grade pressure washers, allowing it to leverage its existing customer base, supply-chain and engineering expertise.

Overall, gross profit margin increased sequentially to 41.9% from 39.0% in the second quarter 2010, but was down from 44.7% in the same period last year.  The year-over-year decline in gross margins was mostly attributable to increased commodity costs versus prior year and a higher mix of lower kilowatt residential products sold during the current quarter compared to the prior year quarter.

Operating expenses for the third quarter of 2010 increased 10.9% to $37.6 million compared to $33.9 million in third quarter of 2009.  The year-over-year increase in operating expenses was attributable to increased administrative costs related to operating as a public company, non-cash stock compensation expenses, higher engineering and product development costs, and higher variable operating expenses on higher net sales versus prior year.

Adjusted EBITDA of $45.7 million was relatively flat compared to $46.1 million in the third quarter of 2009.  Interest expense decreased in the third quarter of 2010 to $6.5 million, compared to $17.2 million in the same period last year due to debt repayments, lower LIBOR rates, and the termination of certain interest rate swap agreements.

Free cash flow generation remained strong, improving 51.1% year-over-year to $35.2 million during the third quarter 2010 from $23.3 million in the third quarter of 2009.

OUTLOOK

Mr. Jagdfeld concluded, "As we close out 2010, we expect to see continued year-over-year strength from our industrial & commercial products as demand in those markets continues to improve.  However, more than offsetting this improvement, we see our fourth quarter 2010 residential product sales down year-over-year as certain customers have approached seasonal stocking for lower kilowatt products more conservatively this year versus last year.  Despite this, we remain confident in our longer term growth initiatives including new product launches, continued expansion of our distribution network and our entry into new geographies and markets that will continue to drive sales growth and significant cash flow generation for our business.”

Conference Call and Webcast

Generac management will hold a conference call at 10:00am EDT on Thursday, November 4, 2010 to discuss highlights of this earnings release. The conference call can be accessed by dialing (800) 435-1398 (domestic) or +1 (617) 614-4078 (international) and entering passcode 74351458.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson Reuters' individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (http://www.streetevents.com), a password-protected event management site.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 36086456. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac's power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability of raw materials and key components used in producing Generac products;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges that were taken during the periods presented. The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of November 10, 2006.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income (loss). Adjusted net income (loss) is defined as Net income (loss) before provision (benefit) for income taxes adjusted for the following items: cash income tax expense (benefit), amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, and certain non-cash gains.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$160,666	$144,261	$431,839	$434,284
Costs of goods sold	93,304	79,770	258,314	262,078
Gross profit	67,362	64,491	173,525	172,206

Operating expenses:
Selling and service	15,295	14,620	43,416	44,863
Research and development	3,580	2,515	10,784	7,752
General and administrative	5,654	3,671	16,492	11,538
Amortization of intangibles	13,063	13,097	38,745	38,863
Total operating expenses	37,592	33,903	109,437	103,016
Income from operations	29,770	30,588	64,088	69,190

Other (expense) income:
Interest expense	(6,540)	(17,204)	(20,752)	(53,652)
Investment income	62	129	172	2,089
Gain on extinguishment of debt	–	1,235	–	14,745
Write-off of deferred financing costs related to debt extinguishment	–	–	(4,180)	–
Other, net	(216)	(320)	(791)	(941)
Total other expense, net	(6,694)	(16,160)	(25,551)	(37,759)

Income before provision for income taxes	23,076	14,428	38,537	31,431
Provision for income taxes	78	112	237	324
Net income	22,998	14,316	38,300	31,107

Preferential distribution to:
Series A preferred stockholders	–	(3,709)	(2,042)	(9,821)
Class B common stockholders	–	(25,349)	(12,133)	(74,208)
Beneficial conversion - see note 1	–	–	(140,690)	–
Net income (loss) attributable to common stockholders (formerly Class A common stockholders)	$22,998	$(14,742)	$(116,565)	$(52,922)

Net income (loss) per common share - basic (2):
Common stock (formerly Class A common stock)	$0.34	$(8,492)	$(2.05)	$(30,485)
Class B common stock	n/a	$1,055	$3,364	$3,090

Net income (loss) per common share - diluted (2):
Common stock (formerly Class A common stock)	$0.34	$(8,492)	$(2.05)	$(30,485)
Class B common stock	n/a	$1,055	$3,364	$3,090

Weighted average common shares outstanding - basic (2):
Common stock (formerly Class A common stock)	67,094,447	1,736	56,760,150	1,736
Class B common stock	n/a	24,018	3,607	24,018

Weighted average common shares outstanding - diluted (2):
Common stock (formerly Class A common stock)	67,231,403	1,736	56,760,150	1,736
Class B common stock	n/a	24,018	3,607	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the first quarter as a result of Generac's corporate reorganization and IPO. See discussion of Generac's equity structure and corporate reorganization in the 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2) 2010 Net income (loss) per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$128,334	$161,307
Accounts and notes receivable, less allowance for doubtful accounts	73,787	54,130
Inventories	127,358	123,700
Prepaid expenses and other assets	3,526	5,880
Total current assets	333,005	345,017

Property and equipment, net	71,852	73,374

Customer lists, net	106,047	134,674
Patents, net	86,904	92,753
Other intangible assets, net	6,781	7,791
Deferred financing costs, net	7,020	13,070
Trade names	141,148	144,407
Goodwill	525,875	525,875
Other assets	527	282
Total assets	$1,279,159	$1,337,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,487	$33,639
Accrued wages and employee benefits	6,390	6,930
Other accrued liabilities	36,006	52,326
Current portion of long-term debt	–	39,076
Total current liabilities	103,883	131,971

Long-term debt	731,422	1,052,463
Other long-term liabilities	22,987	17,418
Total liabilities	858,292	1,201,852

Class B convertible voting common stock, par value $0.01, 110,000 shares authorized, 0 and 24,018 shares issued at September 30, 2010 and December 31, 2009, respectively	–	765,096
Series A convertible non-voting preferred stock, par value $0.01, 30,000 shares authorized, 0 and 11,311 shares issued at September 30, 2010 and December 31, 2009, respectively	–	113,109

Stockholders’ equity (deficit):
Common stock (formerly Class A common stock), par value $0.01, 500,000,000 shares authorized, 67,522,096 and 1,617 shares issued at September 30, 2010 and December 31, 2009, respectively	675	–
Additional paid-in capital	1,132,189	2,394
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(500,271)	(538,571)
Accumulated other comprehensive loss	(9,610)	(4,492)
Stockholder notes receivable	–	(29)
Total stockholders’ equity (deficit)	420,867	(742,814)
Total liabilities and stockholders’ equity	$1,279,159	$1,337,243

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009

Operating activities
Net income	$38,300	$31,107
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	5,777	5,818
Amortization	38,745	38,863
Gain on extinguishment of debt	–	(14,745)
Write-off of deferred financing costs related to debt extinguishment	4,180	–
Amortization of deferred finance costs	1,870	2,562
Amortization of unrealized loss on interest rate swaps	–	18,167
Provision for losses on accounts receivable	1	89
Loss on disposal of property and equipment	31	36
Share-based compensation expense	4,634	28
Net changes in operating assets and liabilities:
Accounts receivable	(19,658)	6,094
Inventories	(3,658)	(19,711)
Other assets	1,431	1,369
Accounts payable	27,848	9,421
Accrued wages and employee benefits	(511)	(14)
Other accrued liabilities	(15,869)	(33,953)
Net cash provided by operating activities	83,121	45,131

Investing activities
Proceeds from sale of property and equipment	38	56
Expenditures for property and equipment	(4,324)	(2,902)
Collections on receivable notes	–	105
Net cash used in investing activities	(4,286)	(2,741)

Financing activities
Stockholders’ contributions of capital – Series A preferred stock	–	20,000
Proceeds from issuance of common stock	248,309	–
Payment of short-term and long-term debt	(360,117)	(9,500)

Net cash (used in) provided by financing activities	(111,808)	10,500

Net (decrease) increase in cash and cash equivalents	(32,973)	52,890
Cash and cash equivalents at beginning of period	161,307	81,229
Cash and cash equivalents at end of period	$128,334	$134,119

Supplemental disclosure of noncash financing and investing activities
Contributions of capital related to debt extinguishment	$–	$14,754

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA
reconciliation	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$22,998	$14,316	$38,300	$31,107
Interest expense	6,540	17,204	20,752	53,652
Depreciation and amortization	15,011	15,060	44,522	44,681
Income taxes provision	78	112	237	324
Non-cash impairment and other charges (1)	(781)	(23)	(217)	(1,389)
Non-cash share-based compensation expense (2)	1,675	-	4,634	-
Write-off of deferred financing costs related to debt extinguishment	-	-	4,180	-
Transaction costs and credit facility fees	183	458	850	1,168
Non-cash gains (3)	-	(1,235)	-	(14,745)
Other	9	198	245	208
Adjusted EBITDA	$45,713	$46,090	$113,503	$115,006

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards issued in connection with Generac's initial public offering over their respective vesting periods.

(3) Includes gains on extinguishment of debt.

Net income to Adjusted net income
reconciliation	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$22,998	$14,316	$38,300	$31,107
Provision for income taxes	78	112	237	324
Income before provision for income taxes	23,076	14,428	38,537	31,431
Amortization of intangible assets	13,063	13,097	38,745	38,863
Amortization of deferred loan costs	569	852	1,870	2,562
Write-off of deferred financing costs related to debt extinguishment	-	-	4,180	-
Gain on extinguishment of debt	-	(1,235)	-	(14,745)
Adjusted net income before provision for income taxes	36,708	27,142	83,332	58,111
Cash income tax expense	(22)	(26)	(395)	(389)
Adjusted net income	$36,686	$27,116	$82,937	$57,722

Adjusted net income per common share - diluted (4):	$0.55	n/m	n/m	n/m

Weighted average common shares outstanding - diluted (4):	67,231,403	n/m	n/m	n/m

(4) pre-IPO share and per share data is not meaningful due to the corporate reorganization which occurred in conjunction with the IPO during the first quarter of 2010.

Free Cash Flow Reconciliation
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$36,476	$24,310	$83,121	$45,131
Expenditures for property and equipment	(1,289)	(1,017)	(4,324)	(2,902)
Free Cash Flow	$35,187	$23,293	$78,797	$42,229

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064